ADDENDUM TO TRANSFER AGENCY AGREEMENT


THIS ADDENDUM, dated as of July 24, 2002, modifies the Transfer Agency Agreement by and between UMB Fund Services, Inc. ("UMBFS") (formerly Sunstone Financial Group, Inc.) and Scout Investment Advisors, Inc. (the "Advisor") on behalf of the UMB Scout Funds (collectively, the "Funds"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Funds to develop and implement an anti-money laundering program and monitor the operation of the program and assess its effectiveness;

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, UMBFS has provided to the Advisor for its consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the " Monitoring Procedures"); and

WHEREAS, the Funds desire to implement the Monitoring Procedures as part of their overall anti-money laundering program and, subject to the terms of the Rule, delegate to UMBFS the day-to-day operation of the Monitoring Procedures on behalf of the Funds.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Advisor acknowledges that it has had an opportunity to review, consider and comment upon the Monitoring Procedures provided by UMBFS and the Advisor has determined that they, as part of the Funds' overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulations thereunder.

2. Based on this determination, the Advisor hereby instructs and directs UMBFS to implement the Monitoring Procedures on the Funds' behalf, as such may be amended or revised from time to time.

3. It is contemplated that the Monitoring Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Funds' anti-money laundering responsibilities, including rules relating to investor verification pursuant to Section 326 of the Patriot Act.

4. UMBFS agrees to provide to the Advisor and the Funds (i) prompt written notification of any transaction or combination of transactions that UMBFS believes, based on the Monitoring Procedures, evidence money laundering activity in connection with the Funds or any shareholder of the Funds, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Funds as provided in this Addendum,
   (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii), and (iv) an annual report of its monitoring activities on behalf of the Funds and certification that it is in compliance with the terms of this Addendum. UMBFS shall provide such other reports on the monitoring activities conducted at the direction of the Advisor as may be agreed to from time to time by UMBFS and the Funds' anti-money laundering compliance officer.

5. The Advisor hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS's implementation of the Monitoring Procedures on behalf of the Funds, as they may request, and (2) permit such federal regulators to inspect UMBFS's implementation of the Monitoring Procedures on behalf of the Funds.

6. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by UMBFS hereunder shall be as agreed upon between the Advisor and UMBFS.

7. This Addendum constitutes the written instructions of the Advisor pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.


IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

SCOUT INVESTMENT ADVISORS, INC.
(the "Advisor")



By:
   -------------------------------
       Authorized Officer



UMB FUND SERVICES, INC.
("UMBFS")



By:
   -------------------------------
       Authorized Officer